                                                                   EXHIBIT 10.12

                               FIFTH AMENDMENT TO
                            CLASS A RIGHTS AGREEMENT


       THIS FIFTH AMENDMENT to the Class A Rights Agreement dated April 22, 1992, as amended (as so amended, the "Existing Agreement"), is dated as of July 15, 2002 and is among TECUMSEH PRODUCTS COMPANY, a Michigan corporation (the "Company"), STATE STREET BANK AND TRUST COMPANY, N.A., as Class A Rights Agent (the "Existing Agent"), and EQUISERVE TRUST COMPANY, N.A. (the "Successor Agent").

       WHEREAS, Section 26 of the Existing Agreement entitles the Company at any time prior to the Distribution Date (as therein defined) to amend any provisions of the Existing Agreement and requires the Existing Agent, if directed by the Company, to execute any such amendment upon the delivery of a certificate from an appropriate officer of the Company which states that it is in compliance with
Section 26 (a "compliance certificate"); and

       WHEREAS, the Company has appointed EquiServe Trust Company, N.A. to succeed State Street Bank and Trust Company, N.A. as Class A Rights Agent under the Existing Agreement, with such appointment to be effective as of the date of this Amendment, and EquiServe Trust Company, N.A. has accepted such appointment; and

       WHEREAS, the Board of Directors of the Company has authorized and approved the amendments to the Existing Agreement hereafter set forth in this Amendment and has directed the execution hereof, and a compliance certificate concerning this Amendment has been delivered to the Existing Agent;

       NOW, THEREFORE, in consideration of the foregoing and pursuant to Section 26 of the Existing Agreement, the parties hereby agree as follows:

       1. Amendment of Cover Page. The cover page of the Existing Agreement is hereby amended by replacing the words "STATE STREET BANK AND TRUST COMPANY, N.A." with "EQUISERVE TRUST COMPANY, N.A."

       2. Amendment of First Paragraph. The first paragraph of the Existing Agreement is hereby amended by replacing the words "STATE STREET BANK AND TRUST COMPANY, N.A., a Massachusetts Trust Company" with "EQUISERVE TRUST COMPANY, N.A., a National Banking Association".

       3. Amendment of Section 3(c). The legend set forth in Section 3(c) of the Existing Agreement is hereby amended by adding the following sentence at the end of such legend:

              EquiServe Trust Company, N.A. is the successor Class A Rights Agent under the Class A Rights Agreement.






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       4. Amendment of Section 21. Section 21 of the Existing Agreement is
hereby amended to read in its entirety as follows:

              SECTION 21. Change of Class A Rights Agent. The Class A Rights Agent or any successor Class A Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days' notice in writing mailed to the Company and to each transfer agent of the Class A Stock by registered or certified mail and to the holders of the Class A Rights Certificates by first-class mail. The Company may remove the Class A Rights Agent or any successor Class A Rights Agent upon 30 days' notice in writing mailed to the Class A Rights Agent or successor Class A Rights Agent, as the case may be, and to each transfer agent of the Class A Stock by registered or certified mail, and to the holders of the Class A Rights Certificates by first-class mail. In the event the Transfer Agency and Services Agreement between the Company and EquiServe Trust Company, N.A. terminates, the Rights Agent will be deemed to resign automatically on the effective date of such termination; and any required notice will be sent by the Company. If the Class A Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Class A Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Class A Rights Agent or by the holder of a Class A Rights Certificate (who shall, with such notice, submit such holder's Class A Rights Certificate for inspection by the Company), then the registered holder of any Class A Rights Certificate may apply to any court of competent jurisdiction for the appointment of a new Class A Rights Agent. Any successor Class A Rights Agent, whether appointed by the Company or by such a court, shall be a corporation or trust company organized and doing business under the laws of the United States, in good standing, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has individually or combined with an affiliate at the time of its appointment as Class A Rights Agent a combined capital and surplus of at least $100 million. After appointment, the successor Class A Rights Agent shall be vested with the same powers, rights, duties, and responsibilities as if it had been originally named as Class A Rights Agent without further act or deed; but the predecessor Class A Rights Agent shall deliver and transfer to the successor Class A Rights Agent any property at the time held by it hereunder and execute and deliver any further assurance, conveyance, act, or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Class A Rights Agent and each transfer agent of the Class A Stock and mail a notice thereof in writing to the registered holders of the Class A Rights Certificates. Failure to give any notice provided for in this Section 26, however, or any defect therein, shall not affect the




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

       legality or validity of the resignation or removal of the Class A Rights Agent or the appointment of the successor Class A Rights Agent, as the case may be.

       5. Amendment of Section 25. The address of the Class A Rights Agent in
Section 25 of the Existing Rights Agreement is hereby replaced with the following:

              EquiServe Trust Company, N.A.
              150 Royal Street
              Canton, MA  02021
              Attn: Client Administrator

       6. Amendment of Summary of Rights. Exhibit B to the Existing Agreement (Summary of Rights to Purchase Class A Stock) is hereby amended to read in its entirety as set forth in Annex A to this Amendment.

       7. Affirmation. Except as specifically amended herein, the Existing Agreement shall remain in full force and effect as existing prior to the date hereof.

       IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the date first above written.

TECUMSEH PRODUCTS COMPANY              STATE STREET BANK AND TRUST COMPANY, N.A.


By:    /s/Todd W. Herrick              By:    /s/S. Cesso
       -----------------------------          -----------
       Todd W. Herrick                        S. Cesso
Its:   President and Chief Executive   Its:   Authorized Signer
       Officer
                                       EQUISERVE TRUST COMPANY, N.A.


                                       By:    /s/Dennis V. Moccia
                                              -----------------------
                                              Dennis V. Moccia
                                       Its:   Managing Director





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


                                     ANNEX A


                                                                       EXHIBIT B


                   SUMMARY OF RIGHTS TO PURCHASE CLASS A STOCK

       Pursuant to a Class A Rights Agreement entered into in 1992, Tecumseh Products Company (the "Company") distributed one Class A Right for each share of Class A Stock issued by the Company. Each Class A Right entitles the registered holder, subject to the terms of the Class A Rights Agreement, to purchase from the Company one share of Class A Stock at a specified purchase price.

       The Class A Rights are issued pursuant to a Class A Rights Agreement dated as of April 22, 1992, as amended, between the Company and EquiServe Trust Company, N.A., as successor Class A Rights Agent. This summary does not purport to be complete and is qualified in its entirety by reference to all the provisions of the Class A Rights Agreement, including its definition of certain terms. The Class A Rights Agreement is incorporated in this summary by reference. Copies of the Class A Rights Agreement and all amendments to that Agreement have been filed with the Securities and Exchange Commission and are available free of charge from the Company.

       Each Class A Right entitles the registered holder, subject to the terms of the Class A Rights Agreement, to purchase from the Company one share of Class A Stock at a purchase price of $180.00 per share, subject to adjustment (the "Purchase Price"). The Purchase Price is payable in cash or by certified or bank check or money order payable to the order of the Company.

       The Class A Rights currently are attached to all certificates representing shares of outstanding Class A Stock. Class A Rights will also be attached to all certificates representing shares of Class A Stock issued in the future until the Distribution Date. Initially, no separate Class A Rights Certificates will be distributed. Until the Distribution Date, the Class A Rights will be evidenced by the certificates representing Class A Stock and will be transferred with and only with those certificates. The Class A Rights are not exercisable until the Distribution Date and will expire at the close of business on August 25, 2009, unless earlier redeemed by the Company as described below.

       The Class A Rights will separate from the Class A Stock on the Distribution Date. The Distribution Date will occur upon the earlier of (i) ten business days following a public announcement (the "Stock Acquisition Date") that a person or group of persons (an "Acquiring Person") has acquired 10% (or, if such person or group is a "Grandfathered Person," the "Grandfathered Percentage") or more of the then outstanding shares of Class B Stock other than as a result of repurchases of Class B Stock by the Company or certain inadvertent actions by institutional or certain other shareholders, or (ii) ten business days (or a later date determined by the Board of Directors) following the commencement, without Board approval, of a tender or exchange offer that would result in a person or group owning 10% or more of the then outstanding shares of Class B Stock. Any person or group that owned 5% or more of the Class B Stock outstanding on April 22, 1992 (a "Grandfathered Person") will not be an Acquiring Person unless the percentage of outstanding shares of Class B Stock owned by that Grandfathered Person subsequently exceeds twice the percentage owned on April 22, 1992, plus an additional 1% (the "Grandfathered Percentage"). An announcement by the Company will only give rise to the Stock Acquisition Date if the Company expressly states in the announcement that it will do so.

       After the Distribution Date, Class A Rights Certificates will be mailed to holders of record of Class A Stock on the Distribution Date. From that point on, the separate Class A Rights Certificates alone will represent the Class A Rights.

       If (i) the Company survives a merger with an Acquiring Person and shares of Class A Stock remain outstanding, or (ii) any Acquiring Person becomes the owner of 15% (or, if such person is a Grandfathered Person, the greater of 15% or the Grandfathered Percentage) or more of the outstanding shares of Class B Stock (other than pursuant to a transaction described in the next paragraph), or
(iii) an Acquiring Person engages in one or more "self-dealing" transactions as set forth in the Class A Rights Agreement, or (iv) the Company is a party to any transaction which results in an Acquiring Person's ownership interest being increased by more than 1% (other than a transaction described in the next paragraph), then, in each such case, each Class A Right will thereafter represent the right to receive, upon exercise, shares of Class A Stock (or, in certain circumstances, shares of Class A Stock and cash, property, or other securities of the Company) having a value (based on the current market price) equal to two times the Purchase Price of the Class A Right. However, all Class A Rights that are owned by any Acquiring Person will be null and void.

       If, at any time following the Stock Acquisition Date, (i) the Company merges into any other person, (ii) any person merges into the Company and in connection with the merger all or part of the Class A Stock is converted or exchanged for cash or property, or securities of any other person, or (iii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Class A Right (except Class A Rights which previously have been voided as described above) will have the right to receive, upon exercise, common stock of the Acquiring Person having a value (based on the current market price) equal to two times the Purchase Price of the Class A Right.

       For purposes of the calculations described above, the current market price of the Class A Stock will be considered to be the average of the daily closing prices of the Class A Stock and the Class B Stock over a period of ten consecutive trading days.

       The Purchase Price payable, and the number of shares of Class A Stock issuable, upon exercise of the Class A Rights are subject to adjustment from time to time to prevent dilution. Those circumstances are set forth in detail in the Class A Rights Agreement. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. The Company is not required to issue fractional shares. Instead, it may make a cash adjustment based on the market price of the Class A Stock prior to the date of exercise.

       For ten business days following the Stock Acquisition Date, the Company's Board of Directors may redeem all the Class A Rights at a price of one-fourth of one cent ($.0025) per Class A Right, subject to adjustment (the "Redemption Price"). The Redemption Price is payable, at the election of the Board, in cash or shares of Class A Stock. Immediately upon action of the Board of Directors ordering the redemption of the Class A Rights, the Class A Rights will terminate and the holders of Class A Rights will only have a right to receive the Redemption Price.

       Until a Class A Right is exercised, the holder of the Right will have no rights as a shareholder of the Company with respect to that Right (but the holder will have rights as a shareholder with respect to the Class A Stock that the Class A Right is attached to). The distribution of the Class A Rights was not taxable to shareholders or to the Company. However, Class A shareholders may, depending on the circumstances, recognize taxable income if the Class A Rights become exercisable.

       Any of the provisions of the Class A Rights Agreement may be amended at any time prior to the Distribution Date. After the Distribution Date, the Class A Rights Agreement may be amended to cure an ambiguity, defect, or inconsistency, to make changes that do not adversely affect the interests of holders of Class A Rights Certificates (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period. However, no amendment may be made to lengthen the time period governing redemption when the Class A Rights are not redeemable or to lengthen any other time period unless it is for the purpose of protecting, enhancing, or clarifying the rights of and/or the benefits to the holders of Class A Rights.







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